Item 6.
-------
                                   Exhibit 11
                                   ----------


                                                               Three Months       Six Months
                                                                  Ended             Ended
                                                              March 31, 1997    March 31, 1997
                                                            -----------------  ----------------
COMPUTATION OF PER SHARE EARNINGS


Net income                                                           $579,526        $1,172,965
                                                                     ========        ==========

Weighted average common shares outstanding                          1,635,800         1,644,200


Common stock equivalents due to dilutive effect of stock options       35,900            35,900
                                                                       ------            ------

Total weighted average common shares and equivalents outstanding    1,671,700         1,680,100
                                                                    =========         =========

Earnings per common share and common share equivalent                   $0.35             $0.70
                                                                        =====             =====
